Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009 (June 19, 2009 as to the retrospective application of FSP APB 14-1 as described in Note 1) relating to the consolidated financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries, and the effectiveness of Par Pharmaceutical Companies, Inc. and subsidiaries’ internal control over financial reporting (which report (1) expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007 and the adoption of FASB Staff Position No. APB 14-1 Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) effective January 1, 2009 with retrospective application required, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Current Report on Form 8-K of Par Pharmaceutical Companies, Inc. and subsidiaries dated June 19, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, NJ

June 19, 2009